Exhibit 99.1
Liberty Global Reports Q1 2021 Results

Commercial momentum across markets continued during Q1
Convergence strategy added +80k broadband and +146k postpaid mobile subscribers
U.K. JV with Telefonica's O2 set to close in June, subject to final approval by the U.K. regulator
Liberty Global becomes founding member of European Green Digital Coalition
Denver, Colorado: May 5, 2021
Liberty Global plc today announced its Q1 2021 financial results.
CEO Mike Fries stated, “As we continue to execute through the challenges of COVID-19, we're hopeful that better and safer times lie ahead for our employees and our customers. While the well-being of our people and our customers' connectivity experience remain our most important priorities, we're encouraged by the operational progress made during the first quarter of 2021, allowing us to carry forward the momentum we built last year.

Continued execution of our convergence strategy fueled a 3% improvement in our aggregate FMC penetration rate. We also generated continued growth in new customers, adding 38,000 relationships during the quarter. Clearly, consumer appetite for our broadband and converged products remains robust. Meanwhile our network reach expanded by 113,000 new homes built in Q1, now totaling 3.9 million to date, paving the way for additional relationships to be formed.

Liberty Global
	Q1 2021	YoY
Operations
Organic Customer additions	38,000	+56,900
Organic Broadband net adds	79,600	+57,600
Organic Mobile Postpaid net adds	145,600	+30,300
Fixed Mobile Convergence(a)	29.3%	3.0%

Financial (in millions, except percentages)
Revenue as reported	$3,615.3	25.7%
Rebased revenue[1]	$3,615.3	0.2%
COVID impact on revenue[2]	~ $21.2	(0.6%)
Net earnings	$1,440.3	41.5%
Rebased Adjusted EBITDA[1]	$1,367.3	(1.7%)
P&E additions	$746.6	14.1%
Rebased OFCF[1]	$620.7	5.0%
Cash provided by operating activities(b)	$821.2	82.6%
Adjusted FCF	$93.1	129.4%
NASDAQ: LBTYA | LBTYB | LBTYK

(a)YoY FMC growth shown on a rebased basis.
(b)As reported cash flows used by investing and financing activities for the three months ended March 31, 2021 were ($509.4 million) and ($699.7 million), respectively.

During the quarter, rebased1 revenue increased 0.2%, including adverse COVID impacts of around 0.6% primarily stemming from lower mobile roaming and usage revenue. Rebased Adjusted EBITDA declined 1.7% for the quarter, including the impact of $19 million costs to capture3, while rebased OFCF increased 5% resulting from a 210 basis point decline in capital intensity year-over-year.

In Switzerland, commercial "Day 1" launched in March, a watershed moment which marked the beginning of Sunrise UPC operating as one company while best-in-market offerings helped create customer awareness of the merger. Operational momentum continues to strengthen with broadband and postpaid mobile growth of 56,000 subscribers in Q1 as we execute our convergence strategy, prioritize B2B growth and begin to generate synergies.

In the U.K., Virgin Media demonstrated solid operational execution. We successfully landed a 4% price rise in March and delivered our best customer adds in a price-rise quarter since Q4 2016. We also saw record-low Q1 cable churn, strong growth in fixed-mobile converged bundles and a four-fold YoY boost in new broadband subscribers.

Looking ahead to the VM-O2 joint venture4, the U.K. regulator provisionally approved the combination in April and, subject to their final approval, it's expected to close in June. We recently confirmed our intention to appoint Lutz Schüler of Virgin Media as CEO, and Patrica Cobian of O2 as CFO, once regulatory approval is granted. Together they are building a strong, diverse and dynamic team that will bring more choice, more value and world-class innovation to over 46 million5 fixed and mobile connections across the U.K.

We are reaffirming all of our original, full-year guidance metrics, including $1.35 billion of Adjusted Free Cash Flow(i) representing 26% YoY growth. Our balance sheet remains strong with $2.9 billion(ii) of cash and $5.8 billion of liquidity6 to drive future value creation. We continue to be aggressive buyers of our stock this year, having repurchased $447 million through the end of April.

I would also like to take this opportunity to note that we demonstrated our continued dedication to sustainability in Q1 by becoming a founding member of the European Green Digital Coalition. As a result, we've committed to establishing science-based targets to reduce greenhouse gas emissions by 2030 and becoming climate neutral no later than 2040. Digital technologies have a huge role to play in the fight against climate change, and we look forward to utilizing our networks and expertise to help deliver a greener, more sustainable future."

(i)Adjusted Free Cash Flow is a non-GAAP measure, see the Glossary for definitions. Quantitative reconciliations to cash flow from operating activities for our Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period. Absolute full-year U.S. dollar guidance figures are based on FX rates of EUR/USD 1.23, GBP/USD 1.36 and CHF/USD 1.12.
(ii)Including amounts held under separately managed accounts (SMAs).

Q1 Highlights
•Q1 revenue increased 25.7% YoY on a reported basis and increased 0.2% on a rebased1 basis to $3,615.3 million
•Q1 net earnings increased 41.5% YoY to $1,440.3 million
•Q1 Adjusted EBITDA increased 18.9% YoY on a reported basis and decreased 1.7% on a rebased basis to $1,367.3 million
•Q1 property & equipment additions were 20.7% of revenue, as compared to 22.8% in Q1 2020
•FMC penetration increased to 29% from 23% in Q1 2020
•Built 113,000 new premises during Q1, including 80,000 in the U.K. & Ireland
•Solid balance sheet with $5.8 billion of liquidity6 for the Full Company7
▪Comprised of $0.9 billion of cash, $2.0 billion of investments held under SMAs and $2.9 billion of unused borrowing capacity8
•Gross and net leverage9 of 5.6x and 5.1x, respectively, on a Full Company basis
•Fully-swapped borrowing cost of 4.2% on a debt balance of $30.9 billion for the Full Company
•Repurchased $447 million of stock through April 30

Liberty Global	Q1 2021	Q1 2020	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer additions	38,000	(18,900)	301.1%

Financial (in millions, except percentages)
Revenue	$3,615.3	$2,875.8	25.7%	0.2%
Net earnings	$1,440.3	$1,017.7	41.5%
Adjusted EBITDA	$1,367.3	$1,150.3	18.9%	(1.7%)
P&E additions	$746.6	$654.4	14.1%	(6.5%)
OFCF	$620.7	$495.9	25.2%	5.0%

Cash provided by operating activities	$821.2	$449.8	82.6%
Cash used by investing activities	$(509.4)	$(2,349.2)	78.3%
Cash used by financing activities	$(699.7)	$(783.2)	10.7%

Adjusted FCF	$93.1	$(317.0)	129.4%

Customer Growth

	Three months ended
	March 31,
	2021	2020

Organic customer net additions (losses) by market
U.K./Ireland	31,000	(1,100)
Belgium	(4,500)	(7,500)
Switzerland	4,400	(16,400)
CEE (Poland and Slovakia)	7,100	6,100
Total	38,000	(18,900)
•Customer Relationships: During Q1, we gained 38,000 customer relationships, as compared to a loss of 19,000 in the prior-year period, primarily driven by strong commercial momentum with FMC penetration up across all markets
•U.K./Ireland: Virgin Media gained 31,000 customer relationships in Q1, as compared to a loss of 1,000 in Q1 2020. We added 24,000 customers in our Lightning footprint and 7,000 in our BAU footprint, representing our fourth consecutive quarter of BAU growth

•Belgium: Telenet lost 5,000 customer relationships in Q1, which was an improvement compared to a loss of 8,000 in Q1 2020, primarily driven by continued commercial momentum
•Switzerland: Sunrise UPC gained 4,000 customer relationships in Q1, as broadband growth was partially offset by legacy video losses
•CEE (Poland and Slovakia): CEE added 7,000 customer relationships in Q1 2021 and 6,000 in Q1 2020, primarily driven by the cross sell of converged family offers and growth in new build areas in Poland

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments, including the non-consolidated VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2021	2020	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$1,770.7	$1,620.6	9.3	1.4
Belgium	772.7	718.1	7.6	(1.3)
Switzerland	841.8	316.8	165.7	(0.3)
CEE	128.6	119.1	8.0	3.2
Central and Corporate	102.7	101.2	1.5	(1.9)
Intersegment eliminations	(1.2)	—	N.M.	N.M.
Total	$3,615.3	$2,875.8	25.7	0.2

VodafoneZiggo JV(i)	$1,217.0	$1,097.1	10.9	1.8
______________________
(i)Amounts reflect 100% of the 50:50 non-consolidated VodafoneZiggo JV's revenue.

N.M. - Not Meaningful
•Reported revenue for the three months ended March 31, 2021 increased 25.7% YoY
◦The increase was primarily driven by the impact of (i) the acquisition of Sunrise, (ii) positive foreign exchange ("FX") movements, mainly related to the strengthening of the British Pound, Euro and Swiss Franc against the U.S. dollar and (iii) organic revenue contraction
•Rebased revenue increased 0.2% YoY in Q1, including:
◦Adverse COVID impacts of around 0.6%, primarily stemming from lower mobile roaming and usage revenue
◦Lower revenue related to regulated contract notifications in the U.K.
◦Unfavorable decrease of $1.8 million in Switzerland due to the Q1 2020 acceleration of revenue from our distribution partner for the broadcast of ice hockey. Switzerland's ice hockey league was cancelled in 2020 as a result of the COVID-19 pandemic, which resulted in the prepaid amounts for the associated sports rights that were previously scheduled to be expensed during the second quarter of 2020 to be recognized during the first quarter of 2020. Accordingly, $1.8 million of associated revenue that would have been recorded in April 2020 was recognized during the first quarter of 2020

Q1 2021 Rebased Revenue Growth - Segment Highlights
•U.K./Ireland: Rebased revenue increased 1.4% YoY in Q1, primarily due to higher B2B and mobile revenue, including the effect of (i) an increase in handset sales, (ii) higher wholesale revenue and continued growth in SOHO customers and (iii) an increase in fixed-line customers offset by a decrease in fixed-line customer ARPU
•Belgium: Rebased revenue declined 1.3% YoY in Q1, driven by the net effect of (i) lower interconnect and roaming revenue and (ii) higher B2B subscription revenue due to an increase in SOHO customers
•Switzerland: Rebased revenue declined 0.3% YoY in Q1, primarily due to the net effect of (i) lower B2B wholesale and mobile roaming revenue related to COVID-19, (ii) higher mobile subscription revenue driven by a larger subscriber base and (iii) an increase in handset sales
•CEE (Poland and Slovakia): Rebased revenue grew 3.2% YoY in Q1, primarily due to an increase in residential cable subscription revenue driven by higher customer volume
•Central and Corporate: Rebased revenue decreased 1.9% YoY in Q1, primarily due to lower CPE sales to the VodafoneZiggo JV

Net earnings
•Net earnings was $1,440.3 million and $1,017.7 million for the three months ended March 31, 2021 and 2020, respectively
•The increase in our net earnings is primarily due to the net effect of (i) a change in realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net, (ii) a decrease in realized and unrealized gains on derivative instruments, net, (iii) an increase in Adjusted EBITDA, as further described below, and (iv) a decrease in depreciation and amortization

Adjusted EBITDA Highlights
The following table presents (i) Adjusted EBITDA(*) of each of our reportable segments, including the non-consolidated VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
Adjusted EBITDA	2021	2020	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$692.6	$655.4	5.7	(1.9)
Belgium	371.8	331.6	12.1	3.2
Switzerland	281.6	134.1	110.0	(7.3)
CEE	57.0	54.3	5.0	0.3
Central and Corporate	(35.7)	(25.1)	(42.2)	1.2
Total	$1,367.3	$1,150.3	18.9	(1.7)

VodafoneZiggo JV(i)	$565.2	$502.8	12.4	2.8
______________________
(i)Amounts reflect 100% of the 50:50 non-consolidated VodafoneZiggo JV's Adjusted EBITDA.
(*) Consolidated Adjusted EBITDA is a non-GAAP measure, which we believe is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends from a consolidated view. Investors should view consolidated Adjusted EBITDA as a supplement to, and not a substitute for, net earnings or loss and other U.S. GAAP measures of performance. For additional information on our Adjusted EBITDA measure, including a reconciliation to net earnings, see the Glossary.
•Reported Adjusted EBITDA for the three months ended March 31, 2021 increased 18.9% YoY
•Rebased Adjusted EBITDA declined 1.7% for the three months ended March 31, 2021, including:
◦The aforementioned impacts of certain revenue items, as discussed in the "Revenue Highlights" section above
◦The following current year impacts:
▪An unfavorable impact associated with costs to capture3 of $19 million
◦The following 2020 impacts:
▪A $12.9 million net favorable impact of the Q1 2020 acceleration of certain revenue and costs for sports rights as a result of the COVID-19 pandemic. In this respect, certain sports leagues in Belgium and Switzerland were cancelled during 2020. Accordingly, in Belgium and Switzerland prepaid costs of $10.6 million and $4.1 million, respectively, for the associated sports rights that were previously scheduled to be expensed during the second quarter of 2020 were recognized during the first quarter of 2020. In Switzerland, the lower costs were only partially offset by the aforementioned related $1.8 million decrease in revenue. This acceleration in sports rights revenue and costs will have no full year impact on our 2021 Adjusted EBITDA, as compared to the prior year

Q1 2021 Rebased Adjusted EBITDA - Segment Highlights
•U.K./Ireland: Rebased Adjusted EBITDA declined 1.9% YoY in Q1 due to the aforementioned revenue increase that was more than offset by (i) a short-term increase in expenditures related to insourcing field engineers and on-shoring customer care, (ii) pre-merger opex costs to capture of $6.2 million and (iii) ongoing investments in digital transformation
•Belgium: Rebased Adjusted EBITDA increased 3.2% YoY in Q1, primarily due to the aforementioned revenue decline, which was more than offset by (i) lower programming and copyright costs and (ii) lower costs related to outsourced labor and professional services
•Switzerland: Rebased Adjusted EBITDA declined 7.3% YoY in Q1, primarily due to the net effect of (i) $11.1 million of costs to capture, (ii) the aforementioned loss of revenue, (iii) lower programming and interconnect costs and (iv) higher growth related opex, primarily due to an increase in marketing spend and investments in B2B
•CEE (Poland and Slovakia): Rebased Adjusted EBITDA increased 0.3% YoY in Q1, largely driven by the aforementioned revenue increase partially offset by an increase in programming spend and other indirect expenses

OFCF Highlights
The following table presents (i) OFCF of each of our reportable segments, including the non-consolidated VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
OFCF	2021	2020	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$341.2	$308.8	10.5	2.4
Belgium	218.4	190.0	14.9	5.3
Switzerland	127.4	64.9	96.3	(6.8)
CEE	39.4	35.4	11.3	6.0
Central and Corporate	(105.7)	(103.2)	(2.4)	12.8
Total	$620.7	$495.9	25.2	5.0

VodafoneZiggo JV(i)	$330.7	$257.4	28.5	17.5
______________________
(i)Amounts reflect 100% of the 50:50 non-consolidated VodafoneZiggo JV's OFCF.

Net Earnings Attributable to Liberty Global Shareholders
•Net earnings attributable to Liberty Global shareholders was $1,385.4 million and $949.8 million for the three months ended March 31, 2021 and 2020, respectively

Leverage and Liquidity
•Total principal amount of debt and finance leases: $30.9 billion for the Full Company
•Leverage ratios9: At March 31, 2021, our adjusted gross and net leverage ratios were 5.6x and 5.1x, respectively, on a Full Company basis
•Average debt tenor10: Over 7 years, with ~82% not due until 2027 or thereafter on a Full Company basis
•Borrowing costs: Blended, fully-swapped cost of debt was 4.2% for the Full Company
•Liquidity6: $5.8 billion on a Full Company basis, including (i) $0.9 billion of cash at March 31, 2021, (ii) $2.0 billion of investments held under SMAs and (iii) $2.9 billion of aggregate unused borrowing capacity8 under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to the joint venture transaction in the U.K., including related regulatory approval, intended executive appointments for the joint venture entity and anticipated timing of completion, as well as anticipated benefits thereof including synergies; expectations regarding costs to capture; expectations regarding our financial performance, including Rebased Revenue, Rebased Adjusted EBITDA, Rebased OFCF and Adjusted FCF; expectations with respect to customer growth, price increases and B2B services; our commitments with respect to the European Green Digital Coalition; the strength of our balance sheet (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the COVID-19 pandemic on our company; the effects of changes in laws or regulation; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in seven European countries under the consumer brands Virgin Media, Telenet, UPC, the combined Sunrise UPC, as well as VodafoneZiggo, which is owned through a 50/50 joint venture. Our substantial scale and commitment to innovation enable us to invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution.

Liberty Global delivers market-leading products through next-generation networks that connect customers subscribing to 49 million broadband, video, fixed and mobile telephony services across our brands. We also have significant investments in ITV, All3Media, CANAL+ Polska, LionsGate, the Formula E racing series and several regional sports networks.

Investor Relations            Corporate Communications
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Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2021, we have adjusted our historical revenue, Adjusted EBITDA and OFCF for the three months ended March 31, 2020 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2020 in our rebased amounts for the three months ended March 31, 2020 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three months ended March 31, 2021, (ii) exclude the revenue, Adjusted EBITDA and P&E additions in our rebased amounts for the three months ended March 31, 2020 for entities disposed of during 2020, (iii) include revenue and costs for the temporary elements of transitional and other services provided to the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services equal to those included in our results for the three months ended March 31, 2021 and (iv) reflect the translation of our rebased amounts for the three months ended March 31, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2021. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2020 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and OFCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and OFCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and OFCF that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2020 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended March 31, 2020
	Revenue	Adjusted EBITDA	OFCF
	in millions

Consolidated Liberty Global:
Acquisitions	$473.5	$151.6	$65.2
Dispositions(i)	(7.3)	(14.2)	(12.1)
Foreign Currency	265.1	103.9	42.4
Total increase	$731.3	$241.3	$95.5

VodafoneZiggo JV(ii)
Foreign Currency	$98.5	$47.0	$24.1
______________________

(i)Relates primarily to rebase adjustments for agreements to provide transitional and other services to the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2021 and 2020 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VodafoneZiggo JV's revenue, Adjusted EBITDA and OFCF, respectively, which we do not consolidate as we hold a 50% noncontrolling interest

Liquidity
The following table details the U.S. dollar equivalent balances of our liquidity position(i) at March 31, 2021, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity at March 31, 2021:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents(ii)	SMAs (iii)	Capacity (iv)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$650.4	$1,961.2	$—	$2,611.6
Virgin Media(v)	11.3	—	1,380.1	1,391.4
UPC Holding	32.0	—	842.0	874.0
Telenet	235.0	—	652.1	887.1
Total	$928.7	$1,961.2	$2,874.2	$5,764.1
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Excludes certain amounts held in restricted cash associated with the financing transactions completed by the U.K. JV Entities during 2020.
(iii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iv)Our aggregate unused borrowing capacity of $2.9 billion for the Full Company represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Unused borrowing capacity excludes certain undrawn facilities entered into by the U.K. JV Entities as these facilities are deal contingent and cannot be used prior to the formation of the U.K. JV.
(v)Cash and cash equivalents of Virgin Media includes (i) certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc., and (ii) the cash and cash equivalents of the U.K. JV Entities, (with the exception of those amounts held in restricted cash, as described above) as such cash and cash equivalents will be retained by Liberty Global upon the formation of the U.K. JV and is therefore not classified as held for sale at March 31, 2021. Unused borrowing capacity of Virgin Media represents unused capacity under a multi-currency revolving credit facility of the U.K. JV Entities. The outstanding third-party debt of the U.K. JV Entities is classified as held for sale on our March 31, 2021 condensed consolidated balance sheet.

Summary of Debt & Finance Lease Obligations
The following table(i) details the March 31, 2021 U.S. dollar equivalent balances of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

Virgin Media(iii)	$16,270.4	$65.5	$16,335.9	$112.3	$16,448.2
UPC Holding	7,658.3	21.8	7,680.1	(163.6)	7,516.5
Telenet	5,805.9	461.1	6,267.0	141.1	6,408.1
Other(iv)	531.2	43.6	574.8	—	574.8
Total	$30,265.8	$592.0	$30,857.8	$89.8	$30,947.6
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts (i) for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding, (ii) for Virgin Media exclude notes issued by certain of the U.K. JV Entities outside of the Virgin Media borrowing group and certain undrawn facilities entered into by the U.K. JV Entities as these are deal contingent and cannot be used prior to the formation of the U.K. JV.
(iii)Virgin Media represents the debt and finance lease obligations of the U.K. JV Entities that are within the Virgin Media borrowing group, which are classified as held for sale on our March 31, 2021 condensed consolidated balance sheet.
(iv)Debt amount includes (i) a loan backed by the shares we hold in ITV Plc of $138.4 million and (ii) certain debt held outside of the U.K. JV Entities that is classified as held for sale on our March 31, 2021 condensed consolidated balance sheet.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to our capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended
	March 31,
	2021	2020
	in millions, except % amounts

Customer premises equipment	$154.2	$147.5
New build & upgrade	139.9	159.5
Capacity	56.6	69.7
Baseline	225.2	137.6
Product & enablers	170.7	140.1
Total P&E additions	746.6	654.4
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(328.2)	(370.9)
Assets acquired under capital leases	(9.7)	(11.1)
Changes in current liabilities related to capital expenditures	67.1	75.4
Total capital expenditures, net(ii)	$475.8	$347.8

P&E additions as % of revenue	20.7%	22.8%
______________________

(i)Amounts exclude related VAT of $41.4 million and $63.6 million for the three months ended March 31, 2021 and 2020, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Cable Customer Relationship
	Three months ended March 31,		Increase/(decrease)
	2021	2020	Reported %	Rebased %

Liberty Global	$63.16	$59.59	6.0%	(2.7%)
U.K. & Ireland (Virgin Media)	£49.86	£51.97	(4.1%)	(4.1%)
Belgium (Telenet)	€58.90	€58.34	1.0%	1.0%
UPC Holding	€39.41	€37.01	6.5%	(2.2%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		Increase/(decrease)
	2021	2020	Reported %	Rebased %
Liberty Global:
Including interconnect revenue	$22.89	$16.74	36.7%	(5.4%)
Excluding interconnect revenue	$19.87	$13.74	44.6%	(4.8%)

	Operating Data — March 31, 2021
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

U.K.	15,386,600	5,655,100	5,458,600	—	3,446,600	3,446,600	4,419,300	13,324,500	3,407,700
Belgium	3,381,300	2,043,600	1,706,100	110,500	1,688,500	1,799,000	1,161,000	4,666,100	2,798,200
Switzerland(v)	2,464,500	1,482,500	1,146,900	336,200	906,500	1,242,700	1,007,000	3,396,600	2,205,800
Ireland	948,000	437,800	387,600	—	318,700	318,700	294,900	1,001,200	122,400
Poland	3,652,800	1,530,600	1,300,100	265,600	1,081,000	1,346,600	630,000	3,276,700	87,900
Slovakia	627,800	192,100	146,700	31,700	138,900	170,600	89,300	406,600	—
Total Liberty Global	26,461,000	11,341,700	10,146,000	744,000	7,580,200	8,324,200	7,601,500	26,071,700	8,622,000

VodafoneZiggo JV(vi)	7,298,100	3,816,100	3,354,300	511,300	3,299,800	3,811,100	2,222,900	9,388,300	5,232,900

	Subscriber Variance Table — March 31, 2021 vs. December 31, 2020
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	75,800	28,400	38,500	—	(51,400)	(51,400)	(43,900)	(56,800)	49,400
Belgium	8,300	(4,500)	9,000	(13,200)	500	(12,700)	(10,800)	(14,500)	(9,900)
Switzerland(v)	5,100	4,400	14,400	(9,900)	16,500	6,600	12,300	33,300	26,700
Ireland	1,500	2,600	4,600	—	9,200	9,200	(5,100)	8,700	2,800
Poland	17,600	5,600	10,400	10,600	1,200	11,800	(13,000)	9,200	25,200
Slovakia	3,500	1,500	2,700	500	(800)	(300)	400	2,800	—
Total Liberty Global organic change	111,800	38,000	79,600	(12,000)	(24,800)	(36,800)	(60,100)	(17,300)	94,200

Q1 2021 Liberty Global Adjustments:
Switzerland	53,100	700	(3,300)	4,100	(3,500)	600	(1,900)	(4,600)	(2,200)
Belgium	—	—	—	—	—	—	—	—	(7,600)
Total adjustments	53,100	700	(3,300)	4,100	(3,500)	600	(1,900)	(4,600)	(9,800)

VodafoneZiggo JV(vi)	(600)	(20,200)	(9,200)	6,400	(26,600)	(20,200)	(49,900)	(79,300)	43,000

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 49,900 subscribers who have requested and received this service
(ii)We have approximately 31,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 208,100 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of March 31, 2021, our mobile subscriber count included 460,600, 356,600 and 123,500 prepaid mobile subscribers in Switzerland, Belgium and the U.K., respectively.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2021, Switzerland’s partner networks accounted for 114,000 Fixed-Line Customer Relationships, 292,500 RGUs, which include 106,700 Internet Subscribers, 102,500 Video Subscribers and 83,300 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 475,800 homes passed by Switzerland’s partner networks at March 31, 2021. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.
(vi)Amounts related to the VodafoneZiggo JV's fixed-line and mobile products include small business and multiple dwelling unit subscribers. In addition, the mobile amount shown for the VodafoneZiggo JV's includes medium and large enterprise subscribers. Prepaid mobile customers are excluded from the VodafoneZiggo JV's mobile telephony subscriber counts after a period of inactivity of nine months.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
2Excludes customer impacts, including postponed U.K. price increases and related churn effects.
3Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and OFCF and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or OFCF. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
4On May 7, 2020, we entered into an agreement with, among others, Telefonica SA (Telefonica). Pursuant to which, Liberty Global and Telefonica agreed to form a 50:50 joint venture (the U.K. JV), which will combine Virgin Media’s operations in the U.K. along with certain other Liberty Global subsidiaries created as a result of the pending U.K. JV (together, the U.K. JV Entities) with Telefonica’s mobile business in the U.K. to create a nationwide integrated communications provider.
5Represents the simple aggregation of Virgin Media's and O2's combined operating statistics, as reported at December 31, 2020.
6Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities for the Full Company, without regard to covenant compliance calculations or other conditions precedent to borrowing.
7The term "Full Company" includes amounts related to the U.K. JV Entities, and certain amounts held outside of the U.K. JV Entities, which are presented as held for sale on our March 31, 2021 condensed consolidated balance sheet. For purposes of presenting certain debt and liquidity metrics consistent with how we calculate our leverage ratios under our debt agreements, we have included these debt and finance lease obligations in our Full Company metrics.
8Our aggregate unused borrowing capacity of $2.9 billion for the Full Company represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant March 31, 2021 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available, with the exception of the VM Credit Facilities, which will have borrowing capacity limited to £402.6 million ($555.6 million), with no additional restriction to loan or distribute. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to March 31, 2021.

9Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA), which includes the pro forma pre-acquisition Adjusted EBITDA of Sunrise. Net debt is defined as total debt less cash and cash equivalents and investments under separately managed accounts. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on a Full Company basis that includes the debt of the U.K. JV Entities and certain amounts outside of the U.K. JV Entities that are classified as held for sale on our March 31, 2021 condensed consolidated balance sheet. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loan backed by the shares we hold in ITV plc. For additional information on our investments, see note 5 to the condensed consolidated financial statements included in our 10-Q. The following table details the calculation of our debt and net debt to LTM Adjusted EBITDA ratios as of and for the twelve months ended March 31, 2021 (in millions, except ratios):

Reconciliation of LTM loss to LTM Adjusted EBITDA:
LTM loss	$(1,179.6)
Income tax benefit	(190.7)
Other income, net	(35.9)
Share of results of affiliates, net	277.0
Losses on debt extinguishment, net	171.2
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	(769.6)
Foreign currency transaction losses, net	1,505.4
Realized and unrealized losses on derivative instruments, net	1,305.5
Interest expense	1,287.0
Operating income	2,370.3
Impairment, restructuring and other operating items, net	4.0
Depreciation and amortization	2,746.9
Share-based compensation expense	362.6
LTM Adjusted EBITDA	$5,483.8

Debt to LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	30,857.8
Principal related projected derivative cash receipts	89.8
ITV Collar Loan	(138.4)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$30,809.2

LTM Adjusted EBITDA	$5,483.8
Debt to LTM Adjusted EBITDA ratio	5.6

Net Debt to LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$30,809.2
Cash and cash equivalents and investments held under separately managed accounts	(2,889.9)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$27,919.3

LTM Adjusted EBITDA	$5,483.8
Net debt to LTM Adjusted EBITDA ratio	5.1
10For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as net earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

A reconciliation of net earnings to Adjusted EBITDA is presented in the following table:

	Three months ended
	March 31,
	2021	2020
	in millions

Net earnings	$1,440.3	$1,017.7
Income tax expense	170.5	80.1
Other income, net	(10.1)	(52.4)
Share of results of affiliates, net	(1.7)	(33.4)
Losses on debt extinguishment, net	—	54.5
Realized and unrealized losses (gains) due to changes in fair values of certain investments and debt, net	(194.6)	529.8
Foreign currency transaction gains, net	(303.1)	(391.7)
Realized and unrealized gains on derivative instruments, net	(811.1)	(1,237.3)
Interest expense	335.1	313.3
Operating income	625.3	280.6
Impairment, restructuring and other operating items, net	44.4	31.0
Depreciation and amortization	634.2	783.5
Share-based compensation expense	63.4	55.2
Adjusted EBITDA	$1,367.3	$1,150.3

Adjusted Free Cash Flow (FCF): Net cash provided by our operating activities, plus (i) cash payments or receipts for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on finance leases (exclusive of the portions of the network lease in Belgium that we assumed in connection with certain acquisitions). We believe that our presentation of Adjusted Free Cash Flow, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities to Adjusted Free Cash Flow for the indicated periods.

	Three months ended
	March 31,
	2021	2020
	in millions

Net cash provided by operating activities	$821.2	$449.8
Cash payments for direct acquisition and disposition costs	13.2	0.5
Expenses financed by an intermediary(i)	852.3	722.8
Capital expenditures, net	(475.8)	(347.8)
Principal payments on amounts financed by vendors and intermediaries	(1,101.9)	(1,121.0)
Principal payments on certain finance leases	(15.9)	(21.3)
Adjusted FCF	$93.1	$(317.0)
_______________

(i)For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: The number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period.

A reconciliation of Adjusted EBITDA to OFCF is presented in the following table:

	Three months ended
	March 31,
	2021	2020
	in millions
Adjusted EBITDA	$1,367.3	$1,150.3
Property and equipment additions	(746.6)	(654.4)
OFCF	$620.7	$495.9

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDA, P&E and OFCF information

The following table presents (i) Adjusted EBITDA, (ii) property and equipment additions, (iii) OFCF and (iv) percentage change from period to period for Adjusted EBITDA and OFCF on both a reported and rebased basis for each of our consolidated reportable segments:

	Three months ended March 31,		Increase/(decrease)
	2021	2020	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA:
U.K./Ireland	$692.6	$655.4	5.7	(1.9)
Belgium	371.8	331.6	12.1	3.2
Switzerland	281.6	134.1	110.0	(7.3)
CEE	57.0	54.3	5.0	0.3
Central and Corporate	(35.7)	(25.1)	(42.2)	1.2
Adjusted EBITDA	$1,367.3	$1,150.3	18.9	(1.7)

Property and equipment additions(i):
U.K./Ireland	$351.4	$346.6
Belgium	153.4	141.6
Switzerland	154.2	69.2
CEE	17.6	18.9
Central and Corporate	70.0	78.1
Total property and equipment additions	$746.6	$654.4

OFCF:
U.K./Ireland	$341.2	$308.8	10.5	2.4
Belgium	218.4	190.0	14.9	5.3
Switzerland	127.4	64.9	96.3	(6.8)
CEE	39.4	35.4	11.3	6.0
Central and Corporate	(105.7)	(103.2)	(2.4)	12.8
Total OFCF	$620.7	$495.9	25.2	5.0
_______________

(i)Excludes the Centrally-held P&E Attributions, as defined and described below.

Centrally-held Property & Equipment Attributions
Property and equipment additions presented for Central and Corporate include certain capital costs incurred for the benefit of our operating segments. Generally, for purposes of the consolidated financial statements of our borrowing groups, the expense associated with these capital costs is allocated and/or charged to our operating segments as related-party fees and allocations in their respective statements of operations over the period in which the operating segment benefits from the use of the Central and Corporate asset. Related-party fees and allocations are excluded from the reported Adjusted EBITDA metric of these borrowing groups. These amounts are based on (i) our estimate of its share of underlying costs, (ii) our estimate of its share of the underlying costs plus a mark-up or (iii) commercially-negotiated rates. These charges and allocations differ from the attributed OFCF approach, as further described below.

For internal management reporting and capital allocation purposes, we evaluate the OFCF of our operating segments on an "attributed" basis, whereby we estimate and attribute certain capital costs incurred by Central and Corporate to our operating segments as if that operating segment directly incurred its estimated share of the capital costs in the same period the costs were incurred by Central and Corporate. These capital costs represent assets that are jointly used by our operating segments. In the context of evaluating our operating segments, we believe this non-GAAP approach, which we refer to as the "Centrally-held Property and Equipment Attributions", is a meaningful measure as it represents a transparent view of what the estimated capital spend for our operating segments might be if they were to operate as a stand-alone business (excluding, among other considerations, any impact from lost economies of scale) and allows us to more accurately (i) review capital trends by operating segment, (ii) perform benchmarking between operating segments and (iii) drive alignment and accountability between Central and Corporate and our operating segments with respect to our consolidated capital spend. The amounts attributed to each operating segment are estimated based on (a) actual costs incurred by Central and Corporate, without any mark-up, and (b) each respective operating segment's estimated use of the associated assets.

The below table summarizes the Centrally-held Property and Equipment Attributions, consistent with our internal management reporting approach. This presentation is for illustrative purposes only and is intended as a supplement to, and not a substitute for, our U.S. GAAP presentation of the property and equipment additions of our reportable segments.

	Three months ended March 31,
	2021	2020
	in millions
Increase (decrease) to property and equipment additions:
U.K./Ireland	$32.9	$34.9
Belgium	4.1	3.1
Switzerland	11.6	10.1
CEE	5.2	6.9
Central and Corporate	(53.8)	(55.0)
Total Liberty Global	$—	$—